STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT ("Agreement") entered into this 22 day of September, 2000 between all the shareholders of FIRST SECURITY BANK, a Florida corporation, having its principal place of business at 1400 State Street, Sarasota, FL 34236, whose names, addressees, and shareholdings are listed in Exhibit [A] attached hereto, herein referred to as "Stockholders," FIRST SECURITY BANK, a Florida banking corporation, hereinafter referred to as "First Security," and UNITED FINANCIAL HOLDINGS, INC., a Florida corporation, having its principal place of business at 333 Third Avenue North, St. Petersburg, FL 33701, herein referred to as "Holding Company."

                                    RECITALS:

1. UNITED FINANCIAL HOLDINGS, INC. is a bank holding company, organized under Florida law.

2. FIRST SECURITY BANK is a banking corporation organized under the laws of the State of Florida, operating as a general commercial bank in Sarasota County, Florida.

3. Holding Company desires to acquire all, and not less than all, of the issued and outstanding shares of the capital stock of First Security so that it may expand its commercial banking and affiliated operations into Sarasota and adjacent Florida counties (the "Purchase").

4. The Stockholders have determined that the business of First Security will be enhanced if Holding Company acquires it and its banking services are supplemented by the additional services available through Holding Company affiliates.

         NOW THEREFORE, in consideration of the mutual covenants set forth herein, and for ten dollars and other good and valuable consideration, receipt of which is acknowledged by each party, the parties agree as follows:

                                   SECTION I.

                          INCORPORATION INTO AGREEMENT

         The Recitals and Exhibits are incorporated by reference into this Agreement.













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
                                   SECTION II.

                           PRE-PURCHASE DUE DILIGENCE

     A. RIGHT OF EXAMINATION. From and after the date of this Agreement for a period of forty-five (45) days (the "Due Diligence Period"), Holding Company shall have the right to examine the books and records, loan portfolio, investments and other assets of First Security, and ask questions of the Stockholders, directors, officers and key employees of First Security, and its accountants and advisors, and otherwise conduct a due diligence investigation.

     B. CONFIDENTIALITY. Any and all information provided to Holding Company shall be treated as the confidential information of the person providing the information and shall be returned to the providing person upon request. In no event shall Holding Company have the right to examine or copy any information related to First Security if so doing would violate any federal or state law related to banking or bank holding companies or to the confidentiality of customers of First Security. In the event the transaction contemplated by this Agreement does not close, upon request, all confidential materials furnished to Holding Company shall be returned to First Security.

     C. ACCOUNTANTS EXAMINATION. Holding Company shall also have the right to have its independent accountants make such inquiries and examinations of the assets and liabilities and the financial books and records of First Security as they deem appropriate to satisfy themselves as to the accuracy and completeness thereof and to perform an audit or a review prior to Closing.

     D. TERMINATION. Notwithstanding anything contained in this Agreement to the contrary, if during the Due Diligence Period, if Holding Company determines for any reason, with or without cause, that, as a result of its due diligence examination, this transaction should not be consummated, it shall provide written notice on or before the expiration of the Due Diligence Period to the other parties and the obligations under this Agreement shall thereupon, and without liability on the part of any party, terminate and cease.

     E. DISCLOSURE SCHEDULE. To assist the Holding Company in its due diligence, the Stockholders and First Security shall prepare and deliver to Holding Company a "Disclosure Schedule" which shall itemize the disclosures under this
Agreement. All documents referred to in the Disclosure Schedule shall be provided to Holding Company for timely review during the Due Diligence Period. The Disclosure Schedule is incorporated herein by reference.

















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
                                  SECTION III.

                               REGULATORY APPROVAL

         The transactions contemplated by this Agreement are conditioned upon "Regulatory Approval." "Regulatory Approval" includes at least the following approvals:

     A. Approval of First Security as a "member" by the Federal Reserve.

     B. Approval of the transaction contemplated by this Agreement by the Federal Reserve and the Division of Banking of the State of Florida; and

     C. If required, approval of the Federal Deposit Insurance Corporation ("FDIC").

         UPON THE EXECUTION OF THIS AGREEMENT, HOLDING COMPANY AND FIRST SECURITY SHALL JOINTLY SEEK REGULATORY APPROVAL OF THIS AGREEMENT AND TRANSACTION, WITH THE DESIRE OF CLOSING THIS TRANSACTION IN 2000. Upon approval, the transaction shall be consummated, subject however, to the terms and conditions of this Agreement, including without limitation satisfactory completion of due diligence by Holding Company. If Regulatory Approval is not obtained by March 31, 2001, either party may terminate this Agreement upon written notice to the other party and the obligations under this Agreement shall thereupon, and without liability on the part of any party, terminate and cease.

                                   SECTION IV.

                       EFFECTIVE DATE; CERTAIN DEFINITIONS

     A. EFFECTIVE DATE. If this Agreement is not otherwise terminated as provided herein, and subject to the terms and the conditions contained herein, as soon as practical after Regulatory Approval has been obtained, Holding Company shall notify the Stockholders and First Security and shall designate an Effective Date for Closing this transaction. The Effective Date shall be a date designated by Holding Company, which unless otherwise agreed shall be on or before March 31, 2001, and in any event within thirty (30) days after Holding Company has received Regulatory Approval.

     B. BEST EFFORTS. Subject to the terms and conditions hereof, each party shall use its, his or her, best efforts to cause the Purchase to be consummated as soon as practicable following the fulfillment or waiver of all conditions contained in this Agreement on or before December 31, 2000. However, failure to close this transaction by December 31, 2000 for any reason shall not be deemed a breach of this Agreement.













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
     C. PREFERRED SHARES. To facilitate the Purchase, prior to the Effective Date, the Board of Directors of the Holding Company will cause the "Preferred Shares Resolution," a copy of which is attached as Exhibit [B], to be filed with the State of Florida in accordance with applicable law and to become effective to create the "Series One Preferred Stock" shares (herein sometimes referred to as the "Preferred Shares") to be used in this transaction.

     D. CERTAIN DEFINITIONS. As used in this Agreement and its Exhibits:

          1. The term "commercial banking business" means the general commercial banking business as defined in Section 658.12, Florida Statutes and as permitted under Florida law.

          2. The term "affiliate" means, with reference to any person, a spouse, parent or child of such person; any director, officer, shareholder, or employee of such person; any person of which such person is a director, officer or employee; any person of which such person is a member, partner, shareholder, trustee or beneficiary when the ownership interest directly or indirectly exceeds ten percent (10%); and any person directly or indirectly controlling or controlled by or under the direct or indirect common control of such person.

          3. The term "person" means and includes an individual, proprietorship, corporation, trust, partnership, limited liability company, firm, company, estate, trust, syndicate, unincorporated association, joint venture, group, association, and any other business combination or other entity considered a person under the laws of Florida.

          4. The term "Representative" means those Stockholders who are members of the Board of Directors of First Security, each of whom makes the representations and warranties under this Agreement on behalf of the Stockholders.

                                   SECTION V.

                                     CLOSING

         Unless otherwise agreed by the parties, the closing of the Purchase shall take place at the office of Holding Company at Nine A.M. on the Effective Date (the "Closing").


















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
                                   SECTION VI.

                                    PURCHASE

     A. CLOSING TRANSACTION. At the Closing, subject to the covenants, terms and conditions of this Agreement:

          1. PURCHASE. The Holding Company shall purchase and the Stockholders shall sell all of the issued and outstanding shares of the capital stock of First Security (the "First Security Shares"). The purchase and sale of the First Security Shares pursuant to this Agreement is sometimes referred to in this Agreement as the "Purchase."

          2. CONSIDERATION. The consideration (the "Consideration") to be paid for the First Security Shares shall be a combination of shares of Series One Preferred Stock of the Holding Company, and cash, based on an agreed value (the "Agreed Value") of FIVE MILLION FIVE HUNDRED THOUSAND DOLLARS ($5,500,000) for the First Security Shares. TWO MILLION TWO HUNDRED THOUSAND DOLLARS ($2,200,000) of the Agreed Value will be paid in cash or acceptable funds and the balance of the Agreed Value will be by delivery of shares of the Holding Company's Series One Preferred Stock.

          3. CONSIDERATION PER EACH FIRST SECURITY SHARE. The consideration per share (the "Per Share Price") of First Security stock shall be equal in value to the amount determined by dividing FIVE MILLION FIVE HUNDRED THOUSAND DOLLARS ($5,500,000) by the number of issued and outstanding shares comprising the First Security Shares as determined as of the Closing Date which, based on the presently issued and outstanding shares of the capital stock of First Security of SIX HUNDRED THOUSAND (600,000) shares will be NINE AND 1,667/10,000 DOLLARS ($9.1667) per share.

          4. SERIES ONE PREFERRED STOCK VALUE. For purpose of payment of the Consideration for the First Security Shares, the value of each share of the Series One Preferred Stock (the "Series One Value") shall be deemed to be equal to EIGHT DOLLARS ($8.00) per share.

          5. PAYMENT OF CONSIDERATION. At the Closing, the Consideration payable to any Stockholder in cash shall be paid in cash based on the Per Share Price, and the Consideration payable to any Stockholder in Series One Preferred Stock shall be paid in such number of shares of Series One Preferred Stock, rounded to the nearest whole share, as shall equal the Per Share Price based on the Series One Value for each share of the Series One Preferred Stock.

     B. INCENTIVE SHARES. In addition to the Consideration paid to the Stockholders at the Closing, if the "Cumulative Net Interest Income" of First Security for the period commencing January 1, 2002 and ending on December 31, 2005, equals or exceeds SEVENTEEN MILLION THREE HUNDRED FIVE THOUSAND DOLLARS ($17,305,000), the "Qualified Holders," as a group, shall be entitled to receive additional shares (the "Incentive Shares") of the Holding Company's $0.01 par value Common Stock. The number of Incentive Shares to which the Qualified Holders, as a group, are entitled to receive will be equal to sixteen percent (16%) of the total number of shares of Series One Preferred Stock that are issued by the Holding Company at the Closing of the Purchase pursuant to this Agreement.

          1. The following definitions apply:

               a. The term "Qualified Holders" means the owners of record of the Series One Preferred Stock issued and outstanding as of December 31, 2005 or, if all shares of the Series One Preferred Stock shall then have been converted into Common Stock, the term "Qualified Holders" means the owners of record of the Series One Preferred Stock as of the date of the conversion into Common Stock.

               b. The term "Cumulative Net Interest Income" shall have the same meaning, and shall be determined in the same manner as provided in
          Exhibit 1 to the Preferred Shares Resolution, which is Exhibit B to this Agreement.

          2. The Incentive Shares shall be allocated among the Qualified Holders in proportion to the number of shares of Series One Preferred Stock owned by them respectively at December 31, 2005, or on the date of conversion to Common Stock, as applicable. Fractional shares shall not be issued, and fractional shares shall be rounded to the nearest whole share.

          3. If the Qualified Holders shall be entitled to receive Incentive Shares, the Holding Company shall advise each of the Qualified Holders of the number of Incentive Shares to which that Qualified Holder is entitled to receive at the time the independent accounting firm certifies or otherwise finally reports on the Holding Company's annual financial statements for the calendar year ending December 31, 2005, and the Incentive Shares to which each of the Qualified Holders is entitled shall be delivered to the Qualified Holders, without interest, on or before June 1, 2006.

     C. VESTING ON CHANGE OF CONTROL. Anything contained in this Section VI to the contrary notwithstanding, in the even there is a "Change of Control" of the Holding Company as defined in Exhibit 1 of Exhibit B to this Agreement, a portion of the Incentive Shares shall "vest" in accordance with the following schedule:

          1. Twenty percent (20%) if the Change of Control occurs in 2001.









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
          2. Forty percent (40%) if the Change of Control occurs in 2002.

          3. Sixty percent (60%) if the Change of Control occurs in 2003.

          4. Eighty percent (80%) if the Change of Control occurs in 2004.

          5. One Hundred percent 100%) if the Change of Control occurs in 2005.

The vested Incentive Shares shall be issued within thirty (30) days thereafter. The unvested Incentive Shares shall remain subject to the conditions of this paragraph C.


                                  SECTION VII.

                          DEFINITION OF BEST KNOWLEDGE


     In the Sections that follow, First Security, Stockholders, Representatives, and Holding Company make certain representations and warranties that are limited to the "best knowledge" of the person making the representation or warranty. For all purposes of this Agreement whenever a representation or warranty is limited to the "best knowledge" of a person, or by similar language, that limitation shall mean that the maker of the representation or warranty is not actually aware of the falsity of the representation or warranty, and, as to First Security and the Representatives, has also made such reasonable inquiry or investigation regarding the same as a normal business person would make in the ordinary course of business, and shall not imply that extraordinary searches or investigations have been performed in order to confirm the accuracy of the representation or warranty contained in the statement.


                                  SECTION VIII.


COVENANTS,   WARRANTIES,   AND   REPRESENTATIONS   OF  FIRST  SECURITY  AND  THE
REPRESENTATIVES ON BEHALF OF THE STOCKHOLDERS


     In addition to other covenants, warranties and representations contained in this Agreement, First Security and the Representatives (for and on behalf of the Stockholders) covenant, warrant and represent to Holding Company as follows, all of which warranties and representations are true now and shall be true at the Closing as if made at that time, and shall survive Closing:














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

     A. AUTHORITY. Each of the Stockholders and First Security has full authority to enter into and perform this Agreement without the consent of any other person, subject however, to Regulatory Approval. The execution and delivery of this Agreement and the completion of the transactions contemplated hereunder have been duly authorized by all necessary corporate and stockholder action.


     B. BINDING EFFECT. Except for Regulatory Approval no other approval or action on the part of any party is necessary and this Agreement constitutes a valid and binding obligation of First Security and the Stockholders, enforceable in accordance with its terms, except as its enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and the principles of equity (regardless as to whether the procedure is at law or equity).


     C. BROKERS. Neither First Security or any of the Stockholders, nor any of their respective officers, directors or employees has employed any broker or finder or investment banker or incurred any liability for any brokerage fees, commissions, finder's fees, or similar fees in connection with this transaction, including without limitation any obligation to pay a commission or other compensation to any person acting as a broker or dealer within the meaning of the Securities Exchange Act of 1934 as amended.


     D. BUSINESS. First Security does not engage in any business except its commercial banking business in the State of Florida. First Security has neither committed nor made loans or investments in any other state. First Security has no ownership interest in any other corporation, partnership, joint venture, limited liability company, or other business enterprise. Except for the purchase or sale of trading securities acquired in the ordinary course of its commercial banking business, First Security owns no property and has engaged in no business activities in any state except the State of Florida. Included in the Disclosure Schedule and the documents provided thereunder is the certificate of authority granted by the State of Florida to engage in the commercial banking business.


     E. CAPITAL. First Security has an authorized capitalization of Ten Million Dollars ($10,000,000), divided only into 2,000,000 shares of common stock, par value Five Dollars ($5.00) per share, of which Six Hundred Thousand (600,000) shares are fully paid and nonassessable and issued and outstanding.















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

     F. CHANGES. Except as set forth in the Disclosure Statements, the 1999 Financials and the 2000 Interim Statements, First Security has not:


          1. Suffered any material adverse change in its financial condition, including without limitation, its loan portfolio, investments, other assets, loan loss reserve, other reserves or liabilities or obligations (absolute, contingent, accrued, or due or to become due).


          2.  Suffered  any  loss,  damage,   destruction,   or  other  casualty
     materially and adversely affecting its assets (tangible and intangible) whether or not covered by insurance.


          3.  Incurred  or  assumed or become  subject to any debt or  guaranty,
     except  deposit  obligations   incurred  in  the  ordinary  course  of  its
     commercial banking business.


          4. Permitted or allowed any liens or encumbrances on any of its assets.


          5. Written down, or off, any of its loan portfolio.


          6. Incurred losses in its investment securities portfolio.


          7. Paid any sum to directors or officers except for normal directors' fees and officers' compensation paid in the ordinary course in accordance with past practices.


          8. Adopted or amended any bonus, profit-sharing, compensation, incentive compensation, stock purchase, insurance, welfare, severance, stock option, pension, retirement, deferred compensation, employment, or other employee benefit plan, agreement, trust, or compensation arrangement, or increased compensation payable to any of its officers, directors or employees.


          9. Made any capital expenditure in excess of $25,000 cumulatively.

          10. Paid any dividends or made any distributions on its capital stock or other securities.


          11. Made any changes in its accounting practices.


          12. Engaged in any related-party transactions with any affiliate of any officer, director, shareholder, or employee of First Security.


          13. Been examined by, entered into any regulatory agreements with, or been sanctioned or restrained in any way by the Division of Banking for the State of Florida, the Federal Reserve, or the FDIC; or


          14. Entered into any commitment, contract, or transaction except in the ordinary course of its commercial banking business and consistent with past practices that in the aggregate have or could reasonably be expected to have a material adverse effect on the business, operations, assets or financial condition of First Security.


     G. COMPLIANCE. To the best knowledge of First Security and the Representatives, First Security is in compliance in all material respects with all laws, rules, regulations and orders ("Laws") material to its business, including without limitation those regulating its commercial banking business, and any environmental, anti-pollution, building, zoning, or health. First Security has not received any notice that it is or may be in violation of such Laws.


     H. CONTRACTS. Except as set forth in the Disclosure Schedule:


          1. All First Security contracts, agreements, understandings, and commitments (the "Contracts") are referenced on the Disclosure Schedule and are valid and binding and fully enforceable in accordance with their terms. Neither First Security or any other person is in default under any of the Contracts and no event has occurred which except for the passage of time would constitute a default.


          2. First Security has no leases, loans or other contracts with any of its Stockholders, directors, officers or employees other than employment agreements or with any affiliate of any Stockholder, director, officer or employee of First Security.

          3. First Security has no written employment agreement or other contract with any director, officer, or employee, or any written employment agreement or other contract with any consultant or agent. All contracts of employment are terminable at will.


          4. First Security has no current compensation arrangement with any director, officer, employee, agent or consultant to whom it is paying in the aggregate direct and indirect compensation, including bonuses and benefits, at an annual rate in excess of $50,000 for services rendered.


          5. First Security has no contract with any director, officer, employee, agent or consultant that contains any severance or termination pay liabilities or obligations and no agreement or contract with a "disqualified individual" as defined in Section 280G(c) of the Internal Revenue Code of 1986, as amended (the "Code") that would result in a disallowance of a deduction as an "excess parachute payment" as defined in
     Section 280G(b)(1).


          6. First Security is engaged solely in the commercial banking business and has not, directly or indirectly, engaged in any securities sales, insurance sales, or other non-commercial banking business arrangements with any person whether or not the person is paid on commissions or as an employee or contractor.


          7. First Security is not a party to any open or ongoing contract for services, licenses, leases, or for the purchase of supplies, equipment or other assets (except loan participation or its investment securities acquired or sold in the ordinary course of its commercial banking business as disclosed on the Disclosure Schedule):


               a. In excess of its normal, ordinary, and usual business requirements, or


               b. For periods of more than twelve months (including renewals), or


               c. Which in the aggregate exceed $25,000 in total purchase price, or



               d. Under which the consent of another person is required to approve the Purchase.

          8. First Security is neither lessee nor lessor under any real property or tangible personal property leases or conditional sales contracts.


          9. First  Security is not a licensee or licensor  under any  software,
     technology  or  other   intellectual   property  license   arrangements  or
     agreements or under any contract with an application service provider.


          10. True and complete copies of all contracts including First Security's loan documents and investment portfolio documentation have been furnished to or made available to Holding Company.


          11. Except for a Memorandum of Understanding with the Federal Deposit Insurance Corporation, presently in effect, a copy of which is furnished as part of the Disclosure Documents, First Security is not a party to any contract or understanding, including without limitation a regulatory agreement with the Florida Division of Banking, the Federal Reserve, or the Federal Deposit Insurance Corporation, that in any manner (a) restricts its carrying on its commercial banking business or any part of thereof, (b) restricts it from engaging in any other business or from competing in any territory, or (c) requires a third-party approval of the Purchase.


          12. First Security has no debt or obligation (including without limitation, direct obligations; obligations guaranteed or contingent; or endorser, co-signer, co-maker, indemnitor or other surety obligations), to any person except depositors on deposit accounts, and endorsements for the collection and payment of items incurred in the ordinary course of its commercial banking business.


          13. First Security has not agreed to indemnify any person under any loan or deposit arrangement or other customer contract, or otherwise, except for indemnities arising by law in connection with the endorsement, negotiation, and presentment of items for collection and payment in the ordinary course of First Security's commercial banking business.


          14. First Security has not entered into any confidentiality contract or understanding with any customer or other person.

          15. First Security is not a party to, and its property is not bound under, any other contract with an affiliate of First Security or with any of its officers, directors, employees or with any Stockholder or any affiliate of any of the foregoing.


     I. CORPORATE BOOKS AND RECORDS. The minute book and other books and records of First Security are true, accurate, current and complete, and all such books and records shall be made available for the inspection of Holding Company and its accountants and attorneys during the Due Diligence Period.


     J.  EMPLOYMENT  AND BENEFIT  PLANS.  Except as set forth on the  Disclosure
Schedule:


          1. First Security has complied in all material respects with all applicable laws relating to employment and employment practices and with the terms and conditions of all employment contracts or arrangements, including but not limited to those related to wages, hours, withholding and payment of taxes, occupational health and safety, discrimination and harassment.


          2. To the best knowledge of First Security and the Representatives First Security is not engaged in any unfair employment practice.


          3. First Security employees are not members of any union or other labor organization and First Security is not a party to any collective bargaining agreement.


          4. First Security has written employment policies in full force and effect as indicated on the Disclosure Schedule and copies have been furnished to Holding Company as part of its disclosure.


          5. First Security has no deferred compensation, disability, severance or termination pay plan or obligation for any of its employees or for other persons.


          6. First Security has no stock option, stock purchase, phantom stock or similar plan for its directors, officers or other employees.

          7. First Security does not contribute to or participate in any voluntary employee beneficiary association within the meaning of Section 501(c)(9) of the Code.


          8. First Security has no qualified pension, profit sharing, employee stock ownership, 401K, or any health or other employee welfare plan, or any fringe benefit or other plan classified as a retirement plan or welfare plan under the Employee's Retirement Security Act of 1974, as amended ("ERISA").


     K. FEDERAL DEPOSIT INSURANCE CORPORATION. First Security is in compliance in all material respects with the rules and regulations of the FDIC, has paid all deposit insurance premiums and other sums due to the FDIC, and its deposits are insured by the FDIC to the maximum amount permitted by law.


     L. FINANCIAL STATEMENTS. The Disclosure Schedule and the documents provided include complete First Security balance sheets and related statements of operations, stockholder's equity and changes in financial position for 1999, the first year First Security was in business (the "1999 Financials") and for the interim periods ending March 31, 2000 and June 30, 2000 (the "2000 Interim Statements"). The 1999 Financials have been examined and accompanied by the unqualified reports of Hacker, Johnson, Cohen & Grieb, PA, independent certified public accountants. Also included are the annual comment letters from the independent accountants and management's responses. Except as set forth on the Disclosure Schedule, the 1999 Financials and the 2000 Interim Statements balance sheets with notes fairly present the assets, liabilities and financial condition of First Security and the related statements of operations, stockholder's equity and changes in financial position with notes fairly present the results of operations for the applicable periods, and do not contain any misstatement of a material fact or omit to state any material fact required to prevent them from being materially misleading.


     M. HAZARDOUS SUBSTANCES AND WASTE. Neither First Security nor any Representative has any knowledge of any storage or other presence, disposals or releases or threatened releases of any hazardous or toxic substance, material or waste which is regulated by any local, state or federal governmental authority, or which may have occurred prior to First Security leasing or occupying its facilities.


     N. INSURANCE POLICIES. The Disclosure Schedule include a detailed list of all of the insurance policies insuring First Security, its assets, business operations and liabilities or providing employee or executive benefits. Copies of all insurance policies have been furnished to Holding Company. First

Security's insurance policies are in full force and effect and have been maintained with reputable and responsible insurers licensed to engage in business in Florida. The insurance policies insure against risks in amounts and with coverage (by way of example, fire, general liability, theft, fidelity, worker's compensation, employee group insurance, and directors and officers) that are customary for the commercial banking business as carried on by companies of the size of First Security. The insurance policies are in full force and effect with current premiums paid; are sufficient for the requirements of law and any contract to which First Security is a party; are valid, outstanding, and enforceable; provide in the judgment of First Security adequate insurance coverage for its assets and operations; and will not in any way be adversely affected, terminate or lapse by the Purchase. First Security has not been denied any insurance it has sought or had any insurance revoked or rescinded except as set forth on the Disclosure Schedule.


     O. INTELLECTUAL PROPERTY. Except as set forth on the Disclosure Schedule, First Security does not own any intellectual property rights.


     P. LITIGATION AND INVESTIGATION. Except as set forth on the Disclosure Schedule, there is no legal, administrative, arbitration, or other proceeding, suit, claim, or action of any nature, or regulatory audit or investigation of which First Security, its officers, directors or employees has received written notice pending or to the best knowledge of First Security and each Representative, threatened against or involving First Security or its officers, employees or directors, at law or equity or before any governmental agency, board, bureau, agency or instrumentality, or to the best knowledge of First Security and each Representative, any consent agreement, judgment, decree, injunction, or order of any court, governmental department, commission, agency, instrumentality, or arbitrator against First Security or any of its officers, employees or directors, which:


          1. has or is reasonably likely to have a material adverse effect on First Security's commercial banking business, results of operations or financial condition, or


          2. questions or challenges the validity of this Agreement or the authority of First Security to engage in the commercial banking business; and neither First Security nor any Representative knows of any valid basis for any such legal, administrative, arbitration or other proceeding, suit, claim, or action of any nature or investigation.

     Q. NO NOTICE OF ADVERSE ACTION. Except as set forth in the Disclosure Schedule (including the Memorandum of Understanding with the Federal Deposit Insurance Corporation heretofore referenced), since the commencement of First Security's commercial banking business, First Security has not received any notice or inquiry from the Comptroller of the State of Florida, the Federal Reserve, or the FDIC relating to any failure or alleged failure to comply with any law, rule, or regulation applicable to the conduct of its commercial banking business.


     R. NO FEDERAL RESERVE MEMBERSHIP. First Security is not a member of the Federal Reserve but is regulated by the Division of Banking for the State of Florida and the FDIC. Included in the Disclosure Schedule and the documents provided are the examination reports of each federal or state regulatory agency regulating First Security together with comment letters and responses, and any consent agreement, letter of understanding, or other instrument to which First Security is bound relating to the conduct of its commercial banking business.


     S. NON-CONTRAVENTION. Except as set forth in the Disclosure Schedule, and subject to Regulatory Approval, the execution and delivery of this Agreement and the consummation of the transaction contemplated hereby, will not:


          1. Violate any provision of the Articles of Incorporation or By-laws of First Security or any agreement among the Stockholders.


          2. Violate, or be in conflict with, or constitute a default (or an event which, with or without due notice or lapse of time, or both, would constitute a default) under, or cause or permit the acceleration of the maturity of or give rise to any right of termination, cancellation, imposition of fees or penalties under any debt, lien, lease, license, instrument, contract, commitment or other agreement, or order, arbitration award, judgment or decree, to which First Security is a party or by which it is bound or its properties are subject.


          3. Result in the creation or imposition of any mortgage, lien, charge, pledge, security interest, or encumbrance upon any properties of First Security.


          4. To the best knowledge of the Representatives and First Security, not in any material way violate or be in conflict with any statute, license, or regulation of any governmental authority.

     T. ORGANIZATION. First Security is duly organized, validly existing, and with active status, under the laws of the State of Florida. First Security has the full corporate power and authority to own, lease or operate all of its properties and assets and to carry on its commercial banking business as it is now carried on. As noted on the Disclosure Schedule, First Security has delivered to Holding Company complete and correct copies of its Articles of Incorporation, as amended, and By-laws, as amended, and in effect on the date of this Agreement. The Disclosure Schedule lists all of the directors and officers of First Security.


     U. TAX RETURNS AND TAXES. First Security files its federal and state income taxes as a "C Corporation" within the meaning of the Code. Except as set for on the Disclosure Schedule, First Security has filed all federal, state and local tax returns when and as due and has paid (or adequately provided for) all taxes due of it, or as to accrued taxes not yet payable, has properly accrued the same on the books and financial statements of First Security. None of First Security's tax returns has been audited or adjusted by the Department of Revenue for the State of Florida, the Internal Revenue Service or any other taxing authority. Copies of all tax returns for the year 1999 and prior years have been noted on the Disclosure Schedule and have been furnished to Holding Company. Except as set forth on the Disclosure Schedule, no material tax deficiencies have been proposed or asserted and no requests for waivers of time to assess taxes or penalties have been made of First Security.


     V. TITLE TO ASSETS. Except as set forth on the Disclosure Schedule, First Security has good and marketable title to all of its properties and assets (real, personal and mixed, tangible and intangible), including without limitation all of such properties and assets shown on the balance sheet and schedules referenced in the Disclosure Document and none of the properties or assets is subject to any mortgage, lien, or encumbrance. All of the tangible real, personal and mixed property and assets of First Security are in a good state of repair and adequately and fully insured.


     W. WARRANTIES, REPRESENTATIONS AND STATEMENTS. No representations or warranties of First Security, Stockholders, or the Representatives and no statement contained in any document (including without limitation financial statements and the Disclosure Schedule), certificate, or other writing furnished or to be furnished by First Security, the Representatives, or Stockholders under this Agreement or in connection with this transaction contain or will contain any untrue statement of a material fact, or omit, or will omit, to state any material fact necessary in order to make the statements in this Agreement or in the document, certificate, or other writing, in light of the circumstances under which they are made, not misleading.

                                   SECTION IX.


COVENANTS, WARRANTIES, AND REPRESENTATIONS ABOUT THE FIRST SECURITY DEPOSITS, LOAN PORTFOLIO AND INVESTMENTS


     In addition to other covenants, warranties and representations contained in this Agreement, First Security and the Representatives (on behalf of the Stockholders) covenant, warrant and represent to Holding Company as follows, all of which warranties and representations are true now and shall be true at the Closing as if made at that time, and shall survive Closing. Except as disclosed in the Disclosure Document:

     A. DEPOSITS. All deposit transactions, certificates of deposit, and other financial instruments of First Security with its Stockholders, directors, officers and their affiliates have been entered in the ordinary course and no preferences have been granted to any such persons, and have been made available to Holding Company during its Due Diligence examination of First Security.


     B. LOANS. To the best knowledge of First Security and the Representatives, loans from First Security to its borrowers have been made in accordance with applicable law, and regulation, and none of the loans are usurious.


     C. LOAN FILES. First Security maintains true, accurate and fully documented loan files on each of its loans; these files are kept in accordance with sound banking practices, the recommendations of First Security's independent accountants and the requirements of law and regulatory authorities.


     D. LOAN LOSS ALLOWANCE OR RESERVES. To the best knowledge of First Security and the Representatives, the allowance or reserve for loan losses established on its books by First Security is fully adequate for its present loan portfolio and has been established and is maintained in accordance with sound banking practices, the recommendations of First Security's independent accountants, and the requirements of law and regulatory authorities.


     E. LOAN SALES. Any loan or interest in any of its loans, sold by First Security to any other person has been sold without recourse of collectibility or any agreement to repurchase the loan.

     F. LOANS TO STOCKHOLDERS, REPRESENTATIVES, OFFICERS, DIRECTORS, AND AFFILIATES. The Disclosure Document lists each loan to a Stockholder, Representative, Director, Officer or affiliate of First Security. All loan transactions have been entered in the ordinary course and have granted no preferences to any such persons, and each such loan does not violate any applicable law, rule or regulation pertaining to loans to affiliates of First Security, or its officers, directors or Stockholders.


     G. SECURITIES. First Security has no ownership interest of any security of another person other than its "Securities Available for Sale" as disclosed on the 1999 Financials, the 2000 Interim Statements, and its books and records. All of its Securities Available for Sale are readily marketable in the ordinary course of business and have no unrealized losses, which have not been fully reflected in those financial statements. All Securities Available for Sale are maintained in the possession of First Security and are not pledged or hypothecated to any person.


     H. STANDBY LETTERS. The Disclosure Document includes a list of each standby letter of credit issued by First Security.


     I. UNFUNDED COMMITMENTS. The Disclosure Document includes a list of each fully or partially unfunded loan commitment of First Security.


                                   SECTION X.


      ADDITIONAL COVENANTS, WARRANTIES, AND REPRESENTATIONS OF STOCKHOLDERS


     In addition to other covenants, warranties and representations contained in this Agreement, the Stockholders each covenant, warrant and represent to Holding Company as follows, all of which warranties and representations are true now and shall be true at the Closing as if made at that time, and shall survive Closing:


     A. ACCREDITED INVESTOR QUALIFICATION.


          1. Each Stockholder is a resident of the State of Florida.

          2. Each of the Stockholders is sufficiently experienced in financial and business matters to be capable of utilizing the information furnished to evaluate the merits and risks of the Purchase and the consideration to be received in the Purchase and to make an informed decision related thereto. Each of the Stockholder's personal financial condition is such that the Stockholder has adequate resources for the Stockholder's current needs and possible personal contingencies and has no need for liquidity with respect to the Series One Preferred Shares or the Common Shares into which they are convertible (the "Shares"). Each Stockholder further acknowledges that the Purchase is a speculative investment that involves a substantial degree of risk of loss by the Stockholder of its or his or her entire investment and the Stockholder understands and takes full cognizance of the risk factors related to the acquisition of the Shares. Each Stockholder represents it, he or she is financially able to bear the economic risk of an investment in the Shares, including a loss of the investment.


          3. Each of the Stockholders understands:


               a. That the Shares have not been registered under any applicable state and federal securities laws, including the Securities Act of 1933 and the Florida Securities and Investor Protection Act
          (collectively, the "Securities Laws") and that the Shares will be issued to the Stockholders in reliance on exemptions from registration contained in the Securities Laws, and in reliance, in part, on each Stockholder's representations, warranties, and agreements set forth in this Agreement.


               b. That the Shares can only be transferred under an exemption from registration under the Securities Laws.


               c. That Holding Company has no obligation to register the Shares under the Securities Laws and that such registration is unlikely. Provided, however, if the Holding Company registers any of its authorized but unissued Common Stock with the Securities & Exchange Commission for a sale by a public offering, the Holding Company shall provide written notice of the planned or pending registration to the Stockholders who are then holders of record of Holding Company Common Shares received on conversion of their Series One Preferred Shares. If a Stockholder receiving the notice holds Holding Company Common Shares that exceed the number of Common Shares that can then be transferred or sold under Rule 144 of the Securities & Exchange Commission in a single transaction, the Stockholder may elect to offer his or her Common Shares for sale as a secondary offering with the planned offering of the Holding Company, subject to the terms of this provision. The Stockholder making the election shall notify the Holding Company within fifteen days following notice of the offering from the Holding Company. Provided however, the Holding Company shall not be obligated to include the Common Shares of Stockholder in a secondary offering if the underwriter for the Holding Company refuses to include the secondary offering with the planned offering. Provided further that the Holding Company shall not be obligated to offer any Stockholder the right to include his or her shares of Common Stock in more than one offering approved by the underwriter of an offering. Any Stockholder who elects to offer his or her Holding Company Common Shares in a secondary offering shall be subject to the terms and conditions of the offering, including the price of the Shares and payment of commissions on the sale of such Shares. The expenses of the offering shall be paid from the proceeds of the offering and allocated pro rata among all the securities sold in the offering; however, if the offering does not close, the Holding Company shall be solely responsible for payment of the expenses of the offering, except however, each Stockholder shall be solely responsible for its, his or her personal expenses, including without limitation the expense of its, his or her personal counsel.


               d. That except for Regulatory Approval no state or federal agency has reviewed the Purchase or passed on the Purchase or the merits of the Purchase or the Shares.


               e. That the Shares will contain a standard legend referencing that they are not registered under Securities Laws and that the transferability of the Shares is restricted by Securities Laws.


               f. That each Share is a "restricted security" under the Securities Act in that each Share will be acquired from the Holding Company in a transaction not involving a public offering, that the Shares may be resold without registration under the Securities Act only in certain limited circumstances, and that otherwise the Shares must be held indefinitely.


               g. That the Holding Company and its shareholders are under obligation to register or qualify any Shares under the Securities Act or under any state securities law, or to assist law, or to assist the Stockholder in complying with any exemption from registration and qualification.


               h. That there are substantial restrictions on the transferability of the Shares pursuant to this Agreement and applicable law, that there is no public market for the Shares or other securities of the Holding Company and none is expected to develop, and that, accordingly, it may not be possible for any Stockholder to liquidate its or his investment in the Holding Company.

          4.

                    a. Each of the Stockholders, directly and through authorized representatives, has been afforded ample opportunity to ask questions and receive answers from the appropriate executive officers of Holding Company concerning each of them and the
               Shares and to obtain any additional information the Holding Company possess or can acquire without unreasonable effort or expense. Any questions raised by a Stockholder or a representative of a Stockholder about the Holding Company has been satisfactorily answered. Each Stockholder has been advised to consult with its or his own legal counsel and financial advisors regarding all legal and financial matters concerning an investment in the Holding Company and the tax and other consequences of participating in the Holding Company and acquiring and owning the Shares, and has done so, to the extent that the Stockholder considers necessary. The decision of each Stockholder to enter into this transaction has been independently made and based upon a personal evaluation of the risks and merits of the Purchase. No Stockholder has requested or desires any further information from the Holding Company about either of them, the Shares or the Purchase. Each Stockholder has received and reviewed all information that it or he considers necessary or appropriate for deciding whether to acquire and commit to acquire the Shares.


                    b. Neither the Holding Company nor any representative of the
               Holding Company nor any other Person, has at any time expressly or implicitly represented, guaranteed, or warranted to the Stockholder that it or he or she may freely Transfer any Shares, that a percentage of profit and/or amount or type of consideration will be realized as a result of an investment in the Shares, that past performance or experience on the part of an Person in any way indicates the predictable results of the ownership of those Shares or of the Holding Company's business, that any cash distributions from the Holding Company's operations or otherwise will be made to the owners of Shares by any specific date or will be made at all, or that any specific tax benefits will accrue as a result of an investment in the Holding Company.


          5. Each of the Stockholders meets one or more of the following tests:


                    a. He or she is a natural person whose  individual net worth or joint net worth with his or her spouse exceeds $1 million.


                    b. He or she is a natural person who had an individual income in excess of $200,000 in each of the two most recent years or a joint income with his or her spouse in excess of $300,000 in each of those years, and has a reasonable expectation of reaching the same income level in the current year.

          6. The Shares shall be held by Stockholders for investment and not with a view to, or for sale in connection with, any distribution of such Shares. Each of the Stockholders represents that he or she has no present plans or intentions to sell any Shares. No person other than the Stockholder will have any direct or indirect beneficial interest in or right to the Shares.


          7. Each Stockholder has not seen received, been presented with, or been solicited by any leaflet, public promotional meeting, newspaper or magazine article or advertisement, radio or television advertisement, or any other form of advertising or general solicitation, with respect to the issuance of the Shares.


          8. Each Stockholder agrees that it, he or she will not make any disposition of all or any part of the Shares which will result in the violation by it or him or her or by the Holding Company of the Securities Act, or any other applicable securities law.


     B. NON-DISPOSAL OF FIRST SECURITY SHARES. No Stockholder shall sell, transfer or otherwise dispose of his or her shares of First Security stock, or any interest therein, prior to the effectiveness of the Purchase.


     C. OWNERSHIP OF FIRST SECURITY. The Stockholders are the sole owners of all of the issued and outstanding shares of stock of First Security, and no other person has any interest or right, legal or equitable in First Security or its assets or stock. There are no liens, pledge, options, contracts, calls, commitments or preemptive rights or demands of any nature related to the stock or securities issued or authorized by First Security.


     D. TAX MATTERS. Each Stockholder acknowledges that the tax consequences to it or him of acquiring and owning the Shares will depend on its or his or her particular circumstances, and neither the Holding Company nor any representative of the Holding Company nor any other Person will be responsible or liable for the tax consequences that Stockholder of an investment in the Holding Company. Each Stockholder will look solely to, and rely upon, its or his or her own advisors with respect to the tax consequences of this investment. The Stockholder acknowledges that there can be no assurance that the Code or Unites States Treasury Regulations or any other laws, rules or regulations will not be amended or interpret din the future in such a manner so as to deprive the Holding Company and its stockholders of some or all of the tax benefits they might receive, nor that some of the deductions claimed by the Holding Company or the allocations of items of income, gain, loss, deduction, or credit among the Holding Company's stockholders may not be challenged by the Internal Revenue Service or any other taxing authority.


                                   SECTION XI.


          COVENANTS, WARRANTIES AND REPRESENTATIONS OF HOLDING COMPANY


     In addition to the other covenants, warranties and representations contained in this Agreement, Holding Company covenants, warrants and represents as follows, all of which warranties and representations are true now and shall be true at the Closing as if made at that time, and shall survive Closing:


     A. AUTHORITY. Subject to the following:


          1. Regulatory Approval,


          2. approval of lender to the Holding Company, and


          3. ratification of this Agreement by the Board of Directors of Holding Company and the transactions contemplated hereby,


Holding Company has full authority to enter into and perform this Agreement without the consent of any other person.


     B. APPROVAL. Upon the execution hereof, Holding Company shall promptly submit this Agreement to its Board of Directors for ratification and final approval.


     C. BINDING EFFECT. Subject to Section XI (A) above, this Agreement constitutes a valid and binding obligation of Holding Company, enforceable in accordance with its terms, except as its enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and the principles of equity (regardless as to whether the procedure is at law or equity).

     D. BROKERS. Neither the Holding Company nor any of its officers, directors or employees has employed any broker or finder or investment banker or incurred any liability for any brokerage fees, commissions, finder's fees, or similar fees in connection with this transaction, including without limitation any obligation to pay a commission or other compensation to any person acting as a broker or dealer within the meaning of the Securities Exchange Act of 1934 as amended.


     E. COMPANY INFORMATION. Holding Company has previously furnished First Security and the Stockholders with copies of its 1999 Annual Report, including its Form 10-KSB, its Form 10-QSB for the first and second quarter of 2000 and its Proxy Statement dated March 27, 2000 (the "Company Information").


     F. DELIVERY OF PREFERRED SHARES. Holding Company has full right and authority to issue and deliver the Preferred Shares, as provided herein; and on such delivery, the Stockholders will receive the Preferred Shares as fully paid and nonassessable, free and clear of all liens, encumbrances, and claims whatsoever, subject however to applicable Securities Laws transfer restrictions.


     G. HOLDING COMPANY AUTHORIZED CAPITAL STOCK. Holding Company has authorized: (i) 20,000,000 shares of common stock, par value $0.01 per share, of which 4,192,771 shares were issued and outstanding as of December 31, 1999, (ii) 150,000 shares of 7% convertible preferred stock, par value $10.00 per share, of which 10,000 shares were issued and outstanding as of December 31, 1999, (iii) 70,000 shares of 6% convertible preferred stock, par value $10.00 per share, of which no shares were issued and outstanding as of December 31, 1999, and (iv) 10,000,000 shares of convertible preferred stock, par value $0.01, of which no shares were issued and outstanding as of December 31, 1999.


     H. INTERIM COMPANY INFORMATION. When available to its present stockholders, Holding Company will provide Stockholders and First Security with its September Form 10-QSB (and if available, any other then current filings with the U.S. Securities and Exchange Commission not included in the Company Information).


     I. NO ADVERSE ACTIONS. To the best knowledge of the Holding Company, there is no adverse action by any banking or other governmental administrative or regulatory body pending or threatened against Holding Company or any Holding Company subsidiary, and there is no litigation pending or threatened against Holding Company or any Holding Company subsidiary.

     J. NON-CONTRAVENTION. Subject to receipt of the approvals stated in paragraph A of this Section, the execution and delivery of this Agreement and the consummation of the transaction contemplated hereby by Holding Company will not:


          1. Violate any provision of the Articles of Incorporation or By-laws of Holding Company.


          2. Violate, or be in conflict with, or constitute a default (or an event which, with or without due notice or lapse of time, or both, would constitute a default) under, or cause or permit the acceleration of the maturity of or give rise to any right of termination, cancellation, imposition of fees or penalties under any debt, lien, lease, license, instrument, contract, commitment or other agreement, or order, arbitration award, judgment or decree, to which Holding Company is a party or by which it is bound or its properties are subject; or


          3. To the best knowledge of the Holding Company in any material way violate or be in conflict with any statute, license, or regulation of any governmental authority.


     K. ORGANIZATION. Holding Company is duly organized, validly existing, and with active status, under the laws of the State of Florida. Holding Company has the full corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now carried on.


     L. REPRESENTATIONS, WARRANTIES AND STATEMENTS. No representations or warranties of Holding Company and no statement contained in any document (including without limitation the Company Information), certificate, or other writing furnished or to be furnished by Holding Company under this Agreement or in connection with this transaction contain or will contain any untrue statement of a material fact, or omit, or will omit, to state any material fact necessary in order to make the statements in this Agreement or in the document, certificate, or other writing, in light of the circumstances under which they are made, not misleading.

                                  SECTION XII.


               CONDUCT OF FIRST SECURITY BUSINESS PENDING CLOSING


     Until the Purchase is effective, First Security and the Stockholders covenant and agree that without the prior written consent of Holding Company:


     A. AMENDMENTS. The Articles of Incorporation and Bylaws of First Security will not be amended.


     B. ANNOUNCEMENT. Neither First Security nor its Stockholders shall make any public announcement of the Purchase unless the Holding Company first approves the announcement. (Nothing contained herein shall prohibit Holding Company from making any public or private announcement pursuant to the requirements of law and regulatory authority.) First Security shall furnish Holding Company all information concerning First Security and its Stockholders required for inclusion in any statement or application made by Holding Company to any governmental body in connection with this transaction or in any filing under Securities Laws. The parties understand that Holding Company will file a timely Form 8K about this transaction.


     C. CAPITAL EXPENDITURES. First Security shall not make any capital expenditures or commitments except usual and customary repairs and replacements of equipment incurred in the ordinary course of business.


     D.  COMPENSATION.  First Security shall not adopt or amend any compensation
or  employee  benefit  plan,   including  a  qualified  plan,  or  increase  the
compensation of any director, officer, employee, agent or consultant.


     E. COMPLIANCE. First Security shall comply in all material respects with the laws, rules and regulations applicable to its properties, operations, and commercial banking business.


     F. CONTRACT BREACH. First Security shall not do any act, or omit to do any act, or permit any act or omission that will cause a material breach of any material contract of First Security.

     G. CONTRARY TRANSACTIONS. First Security shall not enter into any contract or transaction that would cause any of the representations or warranties of First Security or the Stockholders contained in this Agreement not being true and correct when made or as of the Closing if made at the Closing.


     H. DEFAULT. First Security shall not default in any material way in any of its contracts or obligations with other parties.


     I. DISCHARGE LIABILITIES. First Security shall not discharge or release any liabilities owed to it except in the ordinary course of its commercial banking business.


     J. DIVIDENDS OR DISTRIBUTIONS. First Security shall not declare or pay any dividends, whether from earnings or capital or make and distributions with respect to the First Security Shares.


     K. INSURANCE POLICIES. First Security shall maintain all insurance policies in full force and effect.


     L. INVESTMENTS. First Security shall make no investment or commitment to invest in any other business.


     M. ISSUE SECURITIES. First Security will not issue or sell any shares of its stock or other securities, including any securities convertible into stock.


     N. ORDINARY COURSE. The business of First Security shall be conducted only in the usual, regular and ordinary manner and substantially in the same manner as previously conducted, and consistent with the foregoing First Security shall use its best efforts to maintain its corporate existence and authority to carry on its commercial banking business; preserve its present business organization and goodwill; preserve and maintain its present relationships with customers and others having a business relationship with it; and keep available the services of its present officers and employees.


     O. PURCHASE. First Security shall not merge or consolidate with any other corporation.

     P. RELATED PARTY TRANSACTIONS. First Security shall not enter into any contract or arrangement with any officer, director, Stockholder, or affiliate of any of them, or release any officer, director, Stockholder, or affiliate of any of them, from an existing contract except upon full payment of any of their loans in the ordinary course of its commercial banking business.


     Q. SALE OF ASSETS. First Security shall not sell or dispose of any assets not in the ordinary course of business, or cancel any license agreement or its rights to engage in the commercial banking business.


     R. TAXES. First Security shall prepare and file all state, federal, and other tax returns, and amendments thereto, to be filed between the date of this Agreement and the Closing and shall pay all taxes due when and as due. Copies of all such returns shall be promptly furnished to Holding Company.


     S. STANDSTILL AGREEMENT. Prior to the Purchase being effective or the earlier termination of this Agreement in accordance with its terms, neither First Security or the Stockholders shall solicit or initiate discussions or negotiations with, or provide any nonpublic information to, or enter into any agreement with any corporation, partnership, entity, group or other person (or their representatives) concerning the merger, consolidation, or sale of First Security or its commercial banking business or the issuance of securities by First Security.


                                  SECTION XIII.


               CONDITIONS PRECEDENT TO CLOSING BY HOLDING COMPANY


     Holding Company's obligation to close the Purchase under the terms of this Agreement are subject to the following conditions precedent which shall inure solely to the benefit of, and may only be waived by, the Holding Company in writing:


     A. ACCOUNTANT'S COMFORT LETTER. Independent accountants for the Holding Company shall have furnished a comfort letter, dated as of the Closing, in form and substance satisfactory to Holding Company, that the accountant's examination of the books and records of First Security did not reveal any information or indication that said books and records were not substantially accurate and correct or that any representation or warranty of First Security or any Stockholder was inaccurate, misleading in any material way, or incomplete.

     B. APPROVAL. Regulatory Approval and the other approvals required under this Agreement have been obtained without condition or qualification.


     C. COMPLIANCE. First Security and Stockholders shall have complied with, and performed, all of the their obligations and covenants of this Agreement, which are to be complied and performed by any of them prior to Closing.


     D. DUE EXECUTION. This Agreement shall have been duly executed and delivered on behalf of Stockholders and First Security and shall constitute a legal, valid, and binding obligation, enforceable in accordance with its terms.


     E. FAIRNESS OPINION. At its own expense, Holding Company has received a fairness opinion in form and substance satisfactory to it from a recognized investment-banking firm of its choice.


     F. FULL DISCLOSURE. As of the Closing date, Representatives and First Security, to the best of their knowledge shall have disclosed all material facts and transactions that Representatives or First Security know, or reasonably should know, that are pertinent to this transaction.


     G. GOOD STANDING. The Secretary for the State of Florida shall have certified that the status First Security is active and First Security shall also be duly licensed or otherwise authorized to engage in its commercial banking business.


     H. NO LITIGATION OR AUDIT. Neither First Security nor any of its Stockholders shall be parties in any litigation or subject to any threats of litigation or examination or audit in regard to First Security by any governmental authority.


     I. NO MATERIAL CHANGES. The commercial banking business, assets, and properties of First Security shall not have been materially and adversely affected or diminished in any way between the date of this Agreement and the Closing.


     J. REPRESENTATIONS AND WARRANTIES. The representations and warranties of Stockholders and First Security, as set forth herein, must be true in all material respects as of the date of Closing as if made again on that date.

     K.   SATISFACTORY   DOCUMENTATION.   All  Closing  papers,   documentation,
instruments must be reasonably acceptable to counsel for Holding Company.


     L. STOCKHOLDERS DELIVERIES. Stockholders shall have delivered to Holding Company at the Closing:


          1. FIRST SECURITY SHARES. Their First Security Shares, duly endorsed, free and clear of liens, encumbrances and the rights and interests of others.


          2. CLOSING CERTIFICATE. Their certificates, and a certificate of the Officers of First Security (on behalf of First Security), certifying in as much detail as Holding Company may reasonably specify, the fulfillment of the conditions, representations, warranties, and covenants required of any of them under this Agreement.


          3. CERTIFIED COPIES OF AUTHORITY. Certified copies of the minutes of meetings of the Board of Directors and Stockholders of First Security authorizing the execution, delivery and performance of this Agreement and its Exhibits.


          4. OPINION. A written opinion of counsel for Stockholders and First Security, satisfactory to Holding Company, that:


               a. First Security is a banking corporation validly existing and with active status under the laws of Florida, and has all of the requisite corporate power under its certificate of incorporation and the laws of Florida to own, lease, and operate its properties and to carry on its commercial banking business as conducted prior to the effectiveness of this transaction;


               b. First Security has the full corporate power to carry out this transaction; and


               c. all corporate and shareholder actions required to be taken by or on the part of First Security and the Stockholders to authorize the execution and delivery of this Agreement and its Exhibits have been duly and validly taken. and this Agreement is a valid and binding Agreement, subject to applicable bankruptcy and reorganization laws.

          5. OFFICERS AND DIRECTORS RESIGNATIONS. The delivery to Holding Company of the full resignation without liability to Holding Company or First Security of the officers and directors of First Security designated by the Holding Company at or prior to the Effective Date,


     M. OTHER REQUIREMENTS. All other conditions precedent to the obligations of the Holding Company under this Agreement shall have been satisfied in full, and all other requirements for the valid consummation of the Purchase shall have been fulfilled.


                                  SECTION XIV.


       CONDITIONS PRECEDENT TO CLOSING BY STOCKHOLDERS AND FIRST SECURITY


     Stockholders' and First Security's duty to close under the terms of this Agreement are subject to the following conditions precedent:


     A. APPROVAL. Regulatory Approval and the other approvals required under this Agreement have been obtained without condition or qualification.


     B. COMPLIANCE. Holding Company has complied with, and performed, all of its obligations and covenants of this Agreement, which are to be complied and performed by it prior to Closing.


     C. DELIVERABLES. Holding Company has delivered to Stockholders and First Security at the Closing:


          1. CLOSING CERTIFICATE. A certificate of the Chairman and President of Holding Company certifying in as much detail as Stockholders may reasonably specify, the fulfillment of the conditions, representations, warranties, and covenants required of Holding Company under this Agreement.


          2. CERTIFIED COPIES. Certified copies of the minutes of meetings of the Board of Directors of Holding Company authorizing the execution, delivery and performance of this Agreement and its Exhibits.

          3. OPINION. An opinion of counsel for Holding Company, satisfactory to Stockholders, that:


               a. Holding Company is a corporation validly existing and with active status under the laws of Florida, and has all of the requisite corporate power under its certificate of incorporation and the laws of Florida to own, lease, and operate its properties and to carry on its business as conducted prior to the effectiveness of this transaction; and


               b. Holding Company has the full corporate power to carry out this transaction;


               c. all corporate action required to be taken by or on the part of Holding Company to authorize the execution and delivery of this Agreement and its Exhibits have been duly and validly taken. and this Agreement is a valid and binding Agreement, subject to applicable bankruptcy and reorganization laws.


          4. CONSIDERATION. The Preferred Shares and Cash Consideration due at Closing are delivered at Closing.


     D. DUE EXECUTION. This Agreement shall have been duly executed and delivered on behalf of Holding Company.


     E. REPRESENTATIONS AND WARRANTIES. The representations and warranties of Holding Company, as set forth herein, must be true in all material respects as of the Effective Date, as if made as of that Date, and Holding Company shall have performed all acts in accordance with its covenants as set forth herein.


                                   SECTION XV.


                                 CONFIDENTIALITY


     The parties shall treat the information contained herein as confidential information, and no announcement of the transaction contemplated herein shall be made by a party without the consent of the other parties to this Agreement. This covenant shall survive any termination of this Agreement. Provided, however, this provision shall not restrict Holding Company from making an announcement or disclosure about this transaction to the extent required by law.


                                   SECTION XVI.


                    STOCKHOLDERS' WAIVERS AND WRITTEN ACTION


     Each of the Stockholders agrees to the terms, conditions and consideration for the First Security Shares stated herein and waives any appraisal or other dissenters' rights granted by law. The execution of this Agreement by the Stockholders constitutes the unanimous written action of the Stockholders under Chapter 607 Florida Statutes approving this Agreement.


                                  SECTION XVII.


                                     NOTICES


     Any notification to be given pursuant to this Agreement shall be deemed to have been duly given when such notification is deposited in the mails or with a telegraph company, with all charges of transmittal prepaid, and properly addressed to:



     STOCKHOLDERS or FIRST SECURITY BANK at: 240 South Pineapple Avenue, Sarasota, FL 34236, in care of David Band, but to the attention of Stockholders


     UNITED FINANCIAL HOLDINGS, INC. at: 333 Third Avenue North, St. Petersburg, FL 33701, attention Neil Savage, Chief Executive Officer.


     with copies to: Richard O. Jacobs, Esquire, Holland & Knight LLP, Suite 1600, Two Hundred Central Avenue, St. Petersburg, FL 33701.

                                 SECTION XVIII.


              SURVIVAL OF COVENANTS, REPRESENTATIONS AND WARRANTIES


     The covenants, representations and warranties contained in this Agreement shall survive the Closing and the Purchase for a period of fifteen (15) months, provided however, representations and warranties about First Security taxes, tax returns and tax matters shall survive for the applicable statute of limitations under the Code for such matters.


                                  SECTION XIX.


                             SUCCESSORS AND ASSIGNS


     This Agreement and all the terms hereof shall be binding on and inure to the benefit of the parties hereto, and to their respective legal representatives, successors, or assigns, as the case may be, with the same force and effect as if specifically mentioned in each instance where a party hereto is named.


                                   SECTION XX.


                           INTERPRETATION OF AGREEMENT


     A. This Agreement and the Exhibits attached hereto constitute the entire agreement between the parties concerning the transaction contemplated by this Agreement.


     B. Issues of formation, interpretation, and performance of this Agreement are to be resolved in accordance with the laws of the State of Florida.


     C. The headings of this Agreement are for convenience of reference only and shall not limit or otherwise affect or be used in construing any of the terms hereof.


     D. Waiver or forbearance by a party to require the performance of any provision of this Agreement shall not constitute or be deemed a waiver by that party of any other provision or the right to enforce any provision of this Agreement, whether or not of the same nature.

     E. This Agreement may be executed in counterparts, each of which shall be deemed an original, but together shall constitute one agreement.


     F. This Agreement has been prepared by counsel for the Holding Company, but has been independently reviewed and negotiated on behalf of the Stockholders and First Security by their counsel. Neither this Agreement, nor its Exhibits, nor any other agreement, instrument, certificate, resolution or document executed or delivered in connection with this transaction, shall be interpreted or construed against the interests of Holding Company because of such preparation.


                                  SECTION XXI.


                               FURTHER INSTRUMENTS


     If at any time Holding Company shall consider or be advised that any further assignment or assurances in law are necessary or desirable to vest or to perfect or confirm of record the title to any property or rights of First
Security or to otherwise carry out the provisions hereof, the proper officers and directors of First Security as of the Effective Date shall execute and deliver any and all proper assignments and assurances in law, and do all things necessary or proper to vest, perfect, or confirm title to such property or rights and to otherwise carry out the provisions hereof.


                                  SECTION XXII.


                                    EXPENSES


     Each party shall pay its own expenses of the Purchase. First Security shall not pay any of the Stockholder's expenses.


                                 SECTION XXIII.


                             ATTORNEY FEES AND COSTS


     In the event any litigation between the parties arises out of or is related to this Agreement, its Exhibits (including without limitation the Disclosure Schedules and Disclosure Documents), or any of the covenants, representations or warranties contained herein, the prevailing party shall be reimbursed by the non-prevailing party for all of its out of pocket costs, including without limitation court costs and legal fees through all proceedings, trials and appeals.

                                  SECTION XXIV.


                                  COUNTERPARTS


     Each of the parties to this Agreement may execute this Agreement in one or more counterparts, which, taken together shall constitute the entire Agreement and shall be fully binding upon all of the parties. The Holding Company and First Security have executed this Agreement on the date first above written. IF THIS AGREEMENT IS NOT ALSO EXECUTED BY ALL OF THE STOCKHOLDERS BY OCTOBER 15, 2000, THEN, UPON WRITTEN NOTICE FROM HOLDING COMPANY, THIS AGREEMENT SHALL BE NULL AND VOID AND NO PARTY SHALL HAVE ANY FURTHER OBLIGATIONS TO THE OTHER.


                       [Signatures Commence the Next Page]

            [SIGNATURE PAGES, WHICH MAY BE EXECUTED IN COUNTERPARTS]



IN WITNESS WHEREOF, the parties have executed this Agreement in duplicate at St. Petersburg, Florida, the day and year first above written.



FIRST SECURITY BANK





By: __/s/ D.B. Briggs________





UNITED FINANCIAL HOLDINGS, INC.





By: __/s/ Neil W. Savage_____







                        [Signatures Continued Next Page]

                             [Signatures Continued]

EACH OF THE STOCKHOLDERS, BY HIS OR HER SIGNATURE ACKNOWLEDGES RECEIPT OF, REVIEW OF, AND AGREEMENT TO, THE STOCK PURCHASE AGREEMENT; THAT HE OR SHE AGREES TO BE BOUND BY THE COVENANTS, TERMS, REPRESENTATIONS, WARRANTIES AND CONDITIONS THEREOF; THAT HE OR SHE IS AN "ACCREDITED INVESTOR" AS DEFINED IN SECTION X OF THAT AGREEMENT; THAT HE OR SHE HAS RECEIVED AND REVIEWED THE "COMPANY INFORMATION" FURNISHED UNDER THAT AGREEMENT AND THAT HE OR SHE HAS RECEIVED ALL OF THE INFORMATION DESIRED.



SIGNATURES OF STOCKHOLDERS       NUMBER OF FIRST           AMOUNT OF CASH
                                 SECURITY SHARES           TO BE
                                 OWNED BY                  RECEIVED BY
                                 STOCKHOLDER               STOCKHOLDER
================================================================================


______________________________   _______________________   $___________________


______________________________   _______________________   $___________________


______________________________   _______________________   $___________________


______________________________   _______________________   $___________________


______________________________   _______________________   $___________________


______________________________   _______________________   $___________________


______________________________   _______________________   $___________________


______________________________   _______________________   $___________________


______________________________   _______________________   $___________________


______________________________   _______________________   $___________________


______________________________   _______________________   $___________________

                                    Exhibit A

                                  Stockholders

                                    Exhibit B

                           Preferred Shares Resolution


                     AMENDMENT TO ARTICLES OF INCORPORATION
                                       OF
                         UNITED FINANCIAL HOLDINGS, INC.

     Pursuant to the provisions of Sections 607.0602, of the Florida Business Corporation Act, this corporation, UNITED FINANCIAL HOLDINGS, INC. (the "Corporation") adopts the following Articles of Amendment to its Articles of Incorporation, filed with the Secretary of State for the State of Florida on _________, as document number ______________. The Board of Directors of this Corporation has approved this resolution. Shareholder approval is not required.

     1. NAME OF CORPORATION: United Financial Holdings, Inc.

     2. TEXT OF AMENDMENT ADOPTED PURSUANT TO FLORIDA STATUTES 607.0602

     Pursuant to the authority granted to the Board of Directors in Article Four, Paragraph (d), the Certificate and Articles of Incorporation and Florida Statutes Section 607.0602, the Board of Directors adopts the following Amendment to the Articles of Incorporation of this Corporation, defining a new series of preferred stock, to be known as "Series One Preferred Stock:"

          1. SEVEN HUNDRED FIFTY THOUSAND (750,000) shares of the $0.01 par value Preferred Stock of this Corporation are classified as "Series One Preferred Stock," to be issued hereafter.

          2. Each share of the Series One Preferred Stock shall have the following preferences, limitations and relative rights:

               A. LIQUIDATION PREFERENCE. In the event of the liquidation of the Corporation, the holders of shares of the Series One Preferred Stock shall be entitled, after the debts of the Corporation have been paid, to receive, out of the assets remaining, $8.00 per share whether or not earned or declared, before any payment is made or assets set apart for payment to the holders of the Common Stock or any class or series of stock having preferential rights that are inferior to those of the Series One Preferred Stock, and shall be entitled to no further payments or distributions except any declared and unpaid dividends which shall be paid on par with dividends on the Corporation's Common Stock. The Corporation reserves the right to issue one or more additional classes or series of Preferred Stock with a lesser preference to the net assets of the Corporation upon liquidation, but in no event shall a class or series of Preferred Stock subsequently approved by the Corporation have a liquidation preference greater than the Series One Preferred Stock shares. If upon liquidation the net assets remaining after payment of the corporate debts be insufficient to pay the full amount of the liquidation preference on all classes or series of stock (including Series One Preferred Stock) having the same priority and preference as the Series One Preferred Stock, such net assets as remain shall be divided among the holders of the Series One Preferred Stock and each other series or class of Preferred Stock with the same liquidation preference on a pro rata basis in proportion to the relative aggregate dollar amount of the liquidation preference of each such class or series then issued and outstanding.

               B. CONTINGENT AUTOMATIC CONVERSION. Exhibit 1 to this Amendment sets forth the conversion terms for the Series One Preferred Stock. Upon one or more of the events described in Exhibit 1 all or the specified portion of the Series One Preferred Stock shall convert to Common Stock of the Corporation, on a share-for-share basis. (One share of Series One Preferred Stock shall convert into one share of Common Stock of the Corporation.) Provided, however if a Common Stock stock dividend, stock split, share combination, exchange of shares, recapitalization, consolidation, reorganization, or liquidation of or by this Corporation shall occur prior to the conversation of all of the Series One Preferred Stock into Common Stock of the Corporation, the Corporation shall adjust the Common Stock conversion ratio of the remaining, unconverted shares of the Series One Preferred Stock to the extent the Board of Directors of the Corporation in good faith determines appropriate to reflect the equity of the applicable transaction. The Corporation shall notify each holder of the Series One Preferred Stock of the conversion. Upon notification, each holder shall promptly surrender his or her shares to the Corporation or to the Corporation's designated transfer agent, duly endorsed with signatures guaranteed. However, surrender of Series One Preferred Stock shall not be necessary to effectuate a conversion pursuant to Exhibit 1. In the event less than all of the outstanding shares of the Series One Preferred Stock automatically convert under paragraph 2 of Exhibit 1 at the end of a calendar year the conversion shall be pro rata among all of the outstanding shares.


               C. REDEMPTION RIGHT. The Corporation may, at any time and from time to time after December 31, 2007, at the option of the Board of Directors, redeem the whole or any part of the







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
                    outstanding and unconverted Series One Preferred Stock on any December 31st after the issuance thereof (the designated date is the "Redemption Date"), by paying a price for each of the Series One Preferred Stock shares that is equal to 150% of the value ascribed to each share when the Corporation purchased First Security Bank, together with the sum equivalent to all unpaid dividends accrued thereon, upon sixty (60) days notice by mail to the holders of record thereof. If less than all the shares of the Series One Preferred Stock are to be redeemed, the shares to be redeemed shall be selected pro rata among the holders, as Board of Directors shall determine. At any time prior to the Redemption Date, the holder of the shares of the Series One Preferred Stock to be redeemed may exercise his or her right to convert such Preferred Stock into Common Stock, as heretofore provided.


               D. VOTING RIGHTS. Each share of the Series One Preferred Stock issued and outstanding shall entitle the holder to one vote on all matters coming before the shareholders of the Corporation on parity with each of the shares of Common Stock issued and outstanding. In addition, the holders of the Series One Preferred Stock shall have any special voting rights reserved to them under applicable Florida Law.


               E. DIVIDEND RIGHTS. Except as provided in this paragraph, the Series One Preferred Stock shall not have a preference as to dividends but shall participate on parity with any dividend payable on the Common Stock, as and when declared. Anything contained herein to the contrary notwithstanding, if, and only if:


                         1.  The  "Target  Level"  of  $2,460,000  specified  in
                    Exhibit 1 hereto as the first target causing a conversion of the Series One Preferred Shares is not achieved by December 31, 2002, the Series One Preferred Shares outstanding on January 31, 2003 shall thereafter (until the earlier of their redemption, conversion or January 1, 2004) have an annual cumulative dividend preference on each outstanding Share over the Common Stock (the "Preference Dividend") in the amount of $0.32 per Share, and shall also participate with any dividend payable on the Common Stock, with the participation fixed at two-thirds (2/3) of the dividend amounts paid on the shares of Common Stock.


                         2.  The  "Target  Level"  of  $6,030,000  specified  in
                    Exhibit 1 hereto as the second  target  causing a conversion of the Series One Preferred Shares is not achieved by December 31, 2003, the Series One Preferred Shares outstanding on January 31, 2004 shall thereafter (until the earlier of their redemption, conversion or January 1, 2005) have an annual cumulative dividend preference on each


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
                    outstanding Share over the Common Stock (the "Preference Dividend") in the amount of $0.64 per Share, and shall also participate with any dividend payable on the Common Stock, with the participation fixed at one-third (1/3) of the dividend amounts paid on the shares of Common Stock.


                         3. The  "Target  Level"  of  $10,980,000  specified  in
                    Exhibit 1 hereto as the third target causing a conversion of the Series One Preferred Shares is not achieved by December 31, 2004, the Series One Preferred Shares outstanding on January 31, 2005 shall thereafter (until the earlier of their redemption or conversion) have an annual cumulative dividend preference on each outstanding Share over the Common Stock (the "Preference Dividend") in the amount of $0.96 per Share, and shall also participate with any dividend payable on the Common Stock, but without participation in the dividend amounts paid on the shares of Common Stock.


                   The Preference Dividend shall be paid in the discretion of the Board of Directors of the Corporation, but shall cumulate until paid in full. Any shares of the Series One Preferred Stock converted or redeemed during a fiscal year shall participate in the Preference Dividend for that year and any unpaid cumulated dividends shall be paid at the time of redemption or conversion.

                   During the time the Series One Preferred Shares participate in dividends on parity with the Common Stock, no dividend in cash or property may be paid upon the Common Stock unless a like dividend "per share" is paid on each share of the Series One Preferred Stock then issued and outstanding. During the time the Series One Preferred Shares are entitled to a dividend preference, no dividend shall be paid on the Common Stock unless and until the preference dividends have been first fully paid.

3. DATE  ADOPTED:  These  Articles of Amendment  were adopted  ________________,
2000.


4. APPROVAL BY BOARD OF DIRECTORS: These Articles of Amendment have been approved by the Board of Directors of this Corporation and are filed pursuant to Florida Statutes 607.0602. The vote of the Board of Directors was unanimous and sufficient to carry this Amendment.











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




 IN WITNESS WHEREOF, the undersigned, as President, has executed this Amendment on behalf of this corporation this _______ day of ________, 2000.



                                    President
















































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

                                    EXHIBIT 1
                     AMENDMENT TO ARTICLES OF INCORPORATION
                         UNITED FINANCIAL HOLDINGS, INC.
                           SERIES ONE PREFERRED STOCK

This Exhibit sets for the conversion terms applicable to each share of the Series One Preferred Stock issued by United Financial Holdings, Inc. (the "Corporation").

1. AUTOMATIC CONVERSION ON CHANGE OF CONTROL. Upon any Change of Control of the Corporation, each share of the Series One Preferred Stock then issued and outstanding shall automatically be converted into and become one (1) share of the $0.01 par value Common Stock of the Corporation. For purposes of this Agreement, a "Change of Control" shall be deemed to occur if prior to January 1, 2006 a holding company change in control application filed with the Federal Reserve is finally approved by all federal and state agencies having jurisdiction thereof, permitting the direct or indirect transfer of fifty-one percent (51%), or more, of the voting common stock of United Financial Holdings, Inc., from its shareholder group, as that group exists on December 31, 2000 and the shares of United Financial Holdings, Inc., representing such Change of Control have in fact been lawfully transferred to the control group designated in the application.


2. AUTOMATIC CONVERSION BASED ON TARGET. If at any time after the later of January 1, 2001 or the date the Corporation's purchase of First Security Bank is closed, but prior to redemption of the Series One Preferred Shares by the Corporation (herein referred to as the "Reference Period"), the Cumulative Net Interest Income of First Security Bank, calculated through the Reference Period (after all proper adjustments) equals one or more "Target Level," the "Applicable Percentage" of the initially issued and outstanding shares of the Series One Preferred Stock shall automatically be converted as of the end of the calendar month following the month in which a Target Level was met. Upon meeting the Target Level, the Applicable Percentage of the Series One Preferred Stock shall automatically convert and become one (1) share of the Corporation's $0.01 par value Common Stock, rounded in each case to the nearest whole share. The Target Levels and Applicable Percentages for this purpose are as set forth in the following table:

                      TARGET LEVEL      APPLICABLE PERCENTAGE
                --------------------------------------------------------
                      $ 2,460,000       THIRTY-THREE PERCENT  (33%)
                      $ 6,030,000       ADDITIONAL THIRTY THREE PERCENT (33%)
                      $10,980,000       CUMULATIVE ONE HUNDRED PERCENT (100%)

The term "Cumulative Net Interest Income" is the cumulative amount of interest income earned by First Security during the Reference Period through the date the










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

year-end Target Level is being calculated from its loans and investments reduced by the cumulative amount paid or accrued by First Security Bank during the Reference Period of (i) any interest paid or accrued on any indebtedness of First Security Bank, including without limitation, deposit liabilities and obligations to the Corporation, (ii) any interest paid or accrued by the Corporation on any indebtedness for borrowed money that is allocable to funds invested as capital in First Security, and (iii) any additions (as determined and prescribed by the Corporation) that are made to First Security's loan loss reserve during the Reference Period.

The Cumulative Net Interest Income earned by First Security calculated during the Reference Period shall be determined by the Corporation on a consistent basis, without audit, in accordance with generally accepted accounting principles, on a consolidating basis (as opposed to a consolidated basis).

Within thirty (30) days after the Cumulative Net Interest Income as of the close of a calendar month within the Reference Period equals a Target Level, the Corporation shall send written notice to each holder of the Series One Preferred Stock. In the event of any dispute as to the amount of the Cumulative Net Interest Income, such dispute shall be resolved by the Holding Company's independent firm of Certified Public Accountants, and the determination of the accountants, unless patently erroneous, shall be final, and binding on all parties.
































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